Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2022

SAN DIEGO, CALIFORNIA, February 21, 2023....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months and year ended December 31, 2022. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise. Our financial results for the periods presented reflect our merger with VEREIT, Inc. (VEREIT) from the merger date of November 1, 2021.

COMPANY HIGHLIGHTS:

For the three months ended December 31, 2022:
•Net income available to common stockholders was $227.3 million, or $0.36 per share
•Normalized FFO increased 18.0% to $1.05 per share, compared to the three months ended December 31, 2021
•AFFO increased 6.4% to $1.00 per share, compared to the three months ended December 31, 2021
•Completed the previously announced acquisition of the land and real estate assets of Encore Boston Harbor Resort and Casino from Wynn Resorts, Limited for $1.7 billion (the "Encore Transaction")
•Invested $3.9 billion in 578 properties and properties under development or expansion, of which $387.9 million was invested in Europe, including our first investment in Italy for seven properties totaling $166.6 million
•Announced the acquisition of up to 185 single-tenant retail and industrial properties from CIM Real Estate Finance Trust, Inc. for approximately $894 million, which is expected to close during the first half of 2023
•Net debt to annualized pro forma adjusted EBITDAre was 5.3x
•Raised $2.2 billion from the sale of common stock, primarily through our At-The-Market (ATM) program, with a weighted average price of $65.71
•Issued $750.0 million of senior unsecured notes due October 2032, realizing an effective semi-annual yield to maturity of approximately 3.93%
For the year ended December 31, 2022:
•Net income available to common stockholders was $869.4 million, or $1.42 per share
•Normalized FFO increased 19.8% to $4.06 per share, compared to the year ended December 31, 2021
•AFFO increased 9.2% to $3.92 per share, compared to the year ended December 31, 2021
•Invested $9.0 billion in 1,301 properties and properties under development or expansion, including $2.5 billion in Europe
•Achieved property-level occupancy of 99.0%, the highest in over 20 years
•Raised $4.6 billion from the sale of common stock, primarily through our At-The-Market (ATM) program, with a weighted average price of $67.04
•Dividends paid increased 4.7%, compared to the year ended December 31, 2021

Events subsequent to December 31, 2022:
•Entered into a $1.0 billion multicurrency unsecured term loan initially maturing January 2024, which includes two twelve-month extension options
•Issued $500 million of 5.05% senior unsecured notes due January 2026, which are callable at par in January 2024, and $600 million of 4.85% senior unsecured notes due March 2030, which are callable at par in January 2030
•ATM forward agreements for a total of 13.4 million shares remain unsettled with total expected net proceeds of approximately $850 million, of which 6.7 million shares were executed in 2023.

CEO Comments

“I am proud of our team’s outstanding accomplishments in 2022, culminating in AFFO per share growth of 9.2% and a record year for property-level acquisitions of approximately $9 billion,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Our investment philosophy is centered around acquiring prime real estate assets in partnership with operators who are leaders in their respective industries. Illustrating this philosophy was the acquisition of our first gaming asset, the Wynn Encore Boston Harbor, which contributed to a record quarter for property-level acquisitions during the fourth quarter of approximately $3.9 billion. In addition, since the start of the fourth quarter, we have acquired properties in several distinct verticals for future potential growth, including investments in properties related to the consumer-centric medical industry, a debut transaction in Italy, and the formation of a real estate development partnership with a leading vertical farming operator.”

“Our diversified portfolio continues to demonstrate strength with occupancy ending the year at 99% and a rent recapture rate of 105.9% for the year. Our investment pipeline remains healthy as investment yields trend higher, our investment capacity is well-funded with approximately $850 million of outstanding forward equity raised, and our confidence in the long-term outlook of our platform remains steadfast. To that end, we announced an increase to the March 2023 monthly dividend by 2.4%, representing 3.2% growth over the year-ago period.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data).

	Three Months Ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Total revenue	$888.7	$685.0	$3,343.7	$2,080.5
Net income available to common stockholders (1)(2)	$227.3	$4.0	$869.4	$359.5
Net income per share	$0.36	$0.01	$1.42	$0.87
Funds from operations available to common stockholders (FFO) (2)(3)	$664.5	$326.2	$2,471.9	$1,240.6
FFO per share	$1.05	$0.63	$4.04	$2.99
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$665.4	$463.5	$2,485.8	$1,408.0
Normalized FFO per share	$1.05	$0.89	$4.06	$3.39
Adjusted funds from operations available to common stockholders (AFFO) (3)	$634.0	$486.0	$2,401.4	$1,488.8
AFFO per share	$1.00	$0.94	$3.92	$3.59
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three months and year ended December 31, 2022 were impacted by the following transactions: (i) merger and integration-related costs related to our merger with VEREIT of $13.9 million, of which $0.9 million related to the three months ended December 31, 2022, (ii) other income, net increased $17.2 million and $20.6 million during the three months and year ended December 31, 2022, respectively, which includes gains on insurance proceeds from recoveries on property losses exceeding our carrying value, and (iii) reserves to rental revenue of $14.9 million (of which $2.6 million was related to straight-line rent receivables) and reserves to rental revenue of $4.0 million (of which $1.7 million was related to straight-line rent receivables), respectively. Our financial results during the three months and year ended December 31, 2021 were impacted by the following transactions: (i) a $97.2 million loss on extinguishment of debt, which primarily includes $46.5 million related to the January 2021 early redemption of the 3.250% notes due October 2022 recorded in the three months ended March 31, 2021 and $46.4 million related to the December 2021 early redemption of the 4.650% notes due August 2023 recorded in the three months ended December 31, 2021, (ii) merger and integration-related costs related to our merger with VEREIT of $167.4 million, of which $137.3 million related to the three months ended December 31, 2021, and (iii) $0.8 million of reserves to rental revenue, net of reserve reversals, (of which $5.6 million was related to straight-line rent receivables) and $14.7 million of reserves to rental revenue (of which $4.5 million was related to straight-line rent receivables), respectively.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as gain (loss) on extinguishment of debt. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definitions and explanations of how we utilize these metrics. See pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Theater Industry Update

For the period from October 2022 through February 2023, we collected all of the contractual rent(1) across our theater portfolio. As of December 31, 2022, we had cumulative reserves of $35.6 million, including $13.7 million in additional reserves recognized in the three months ended December 31, 2022, on properties leased to Cineworld Group plc ("Cineworld"), the parent entity of the entities that lease certain of our theater portfolios, including Regal Cinemas, which commenced Chapter 11 reorganization proceedings during September 2022. These reserves for Cineworld and its affiliates, representing a reduction of rental revenue, primarily relate to contractual rent and expense recoveries recorded during the COVID-19 pandemic in 2020, and during the fourth quarter of 2022, and exclude straight-line rent reserves. Total receivables from Cineworld and its affiliates were $15.6 million at December 31, 2022, net of reserves and excluding straight line rent receivables, and include both deferred contractual rent and deferred expense recoveries.

(1) We define contractual rent as the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables. Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rent from any clients in bankruptcy.

Dividend Increases

In December 2022, we announced the 101st consecutive quarterly dividend increase, which is the 118th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2022 was $2.982 per share. The amount of monthly dividends paid per share increased 4.7% to $2.967, as compared to $2.833 in 2021. We distributed $2.967 per common share to stockholders during 2022, representing 75.7% of our diluted AFFO per share of $3.92.

In February 2023, we announced an increase of the March 2023 annualized dividend to $3.054 per share, as compared to the March 2022 annualized dividend amount of $2.958, which represents an increase of 3.2%. The new monthly dividend amount of $0.2545 will be paid on March 15, 2023.

Real Estate Portfolio Update

As of December 31, 2022, we owned or held interests in 12,237 properties, which were leased to 1,240 clients doing business in 84 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.5 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2022, portfolio occupancy was 99.0% with 126 properties available for lease or sale, as compared to 98.9% as of September 30, 2022 and 98.5% as of December 31, 2021.

Changes in Occupancy

Three months ended December 31, 2022
Properties available for lease at September 30, 2022	131
Lease expirations (1)	185
Re-leases to same client	(151)
Re-leases to new client	(9)
Vacant dispositions	(30)
Properties available for lease at December 31, 2022	126

Year ended December 31, 2022
Properties available for lease at December 31, 2021	164
Lease expirations (1)	719
Re-leases to same client	(571)
Re-leases to new client	(34)
Vacant dispositions	(152)
Properties available for lease at December 31, 2022	126
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended December 31, 2022, the new annualized contractual rent on re-leases was $39.16 million, as compared to the previous annual rent of $37.71 million on the same units, representing a rent recapture rate of 103.8% on the units re-leased. We re-leased six units to new clients without a period of vacancy, and seven units to new clients after a period of vacancy.

During the year ended December 31, 2022, the new annualized contractual rent on re-leases was $139.72 million, as compared to the previous annualized contractual rent of $131.93 million on the same units, representing a rent recapture rate of 105.9% on the units re-leased. We re-leased 18 units to new clients without a period of vacancy, and 32 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended December 31, 2022
Acquisitions - U.S.	429	6,379	$3,122.8	22.8	6.1%
Acquisitions - Europe	16	2,275	382.7	8.8	7.1%
Total acquisitions	445	8,654	3,505.5	21.1	6.2%
Properties under development (2)	133	3,703	391.2	13.9	5.0%
Total (3)	578	12,357	$3,896.7	20.5	6.1%

Year ended December 31, 2022
Acquisitions - U.S.	990	15,774	$5,746.4	19.3	6.0%
Acquisitions - Europe	94	11,179	2,441.3	8.9	6.0%
Total acquisitions	1,084	26,953	8,187.7	16.3	6.0%
Properties under development (2)	217	5,500	807.6	15.0	5.3%
Total (4)	1,301	32,453	$8,995.3	16.2	5.9%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three months and year ended December 31, 2022 includes approximately $2.5 million and $10.5 million, respectively, received as settlement credits as reimbursement of free rent periods.
(2) The three months and year ended December 31, 2022 includes £4.4 million related to three United Kingdom ("U.K.") development properties and £40.9 million related to five U.K. development properties, respectively, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 47.5% retail, 42.8% gaming, 3.0% industrial and 6.7% other property types (including 6.1% agricultural and 0.6% office) based on rental revenue. Approximately 14% of the rental revenue generated from acquisitions during the three months ended December 31, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties are 71.4% retail, 19.1% gaming, 6.5% industrial and 3.0% other property types (including 2.7% agricultural and 0.3% office) based on rental revenue. Approximately 23% of the rental revenue generated from acquisitions during the year ended December 31, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 9,615 properties under lease (dollars in millions):

	Three Months Ended December 31,		Years ended December 31,		% Change
	2022	2021	2022	2021	Three Months	Year
Rental revenue (1)	$608.0	$608.2	$2,453.0	$2,410.3	0.0%	1.8%
(1)Same store rental revenue includes reserves to rental revenue, which includes the additional reserves recognized on our theater portfolio during the three months ended December 31, 2022. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definition of this metric.

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of December 31, 2022 of 1.20 GBP/USD. None of the properties in Spain and Italy met our same store pool definition for the periods presented.

Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criteria were met, the property was included in our same store property pool. For the definition of Same Store Pool, please see the Glossary to our Supplemental Operating and Financial Data for the three months and year ended December 31, 2022, which is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increase for the three months and year ended December 31, 2022 relative to the comparable period for 2021 would have been 1.6% and 2.3%, respectively.

Property Dispositions
The following summarizes our property dispositions, excluding our proportionate share of net proceeds from the disposition of properties by our unconsolidated industrial partnerships (dollars in millions):

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Properties sold	30	168
Net sales proceeds	$20.5	$434.9
Gain on sales of real estate	$9.3	$102.7

Liquidity and Capital Markets
Capital Raising
During the three months ended December 31, 2022, we raised approximately $2.2 billion of proceeds from the sale of common stock at a weighted average price of $65.71 per share, primarily through the sale of approximately 33.1 million shares of common stock pursuant to forward sale agreements through our ATM program. As of December 31, 2022, there were approximately 6.7 million shares of common stock subject to forward sale agreements through our ATM program, representing approximately $422.1 million in net proceeds and a weighted average initial price of $63.31 per share (assuming full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates), which have been executed at a weighted average price of $62.59 per share but not settled.

In October 2022, we issued $750 million of 5.625% senior unsecured notes due 2032. The public offering price for the notes was 99.879% of the principal amount for an effective semi-annual yield to maturity of 5.641%. In conjunction with the pricing of this offering, we executed a $600 million U.S. Dollar-to-Euro 10-year cross currency swap, resulting in the receipt of approximately €612 million in proceeds and an effective fixed-rate, Euro-denominated semi-annual yield to maturity of approximately 4.7%. Additionally, we terminated forward interest rate swaps totaling $500 million in notional value previously entered into, recognizing a cash settlement gain of approximately $72 million. Giving effect to these contemporaneous transactions, we expect to recognize an effective semi-annual yield to maturity of 3.93% on the overall transaction, including the recognition of the cash settlement gain.

In January 2023, we issued $500 million of 5.05% senior unsecured notes due January 13, 2026 (the "2026 notes"), which are callable at par on January 13, 2024, and $600 million of 4.85% senior unsecured notes due March 15, 2030, which are callable at par on January 15, 2030 (the "2030 Notes"). The public offering price for the 2026 Notes was 99.618% of the principal amount for an effective semi-annual yield to maturity of 5.189% and the public offering price for the 2030 Notes was 98.813% of the principal amount for an effective semi-annual yield to maturity of 5.047%. In conjunction with the pricing of the 2026 notes, we executed a three-year, $500 million fixed-to-variable interest rate swap, which is subject to the counterparties' right to terminate the swap at any time following the 2026 notes par call date and results in an effective variable borrowing rate of SOFR minus 0.0347% thereunder for the duration of the swap. We intend to use these variable rate borrowings in lieu of borrowing under our revolving credit facility, which, as of December 31, 2022, permits U.S. borrowings at an interest rate of SOFR plus 0.725% with a SOFR adjustment charge of 0.10% and a revolving credit facility commitment fee.

Also, in January 2023, we closed on a $1.0 billion multicurrency unsecured term loan. The loan initially matures in January 2024 and includes two twelve-month extensions that can be exercised at the company's option. In conjunction with closing, we executed one-year variable-to-fixed interest rate swaps which fix our per annum interest rate at 5.0% over the initial term.

Revolving Credit Facility and Commercial Paper Program
We have a $4.25 billion unsecured revolving credit facility that matures in June 2026 and includes two six-month extensions that can be exercised at our option. The revolving credit facility also has a $1.0 billion expansion feature, which is subject to obtaining lender commitments.

In addition, we have a U.S. dollar-denominated unsecured commercial paper program, under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.5 billion, and a Euro-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

Liquidity
As of December 31, 2022, we had $1.7 billion of liquidity, consisting of cash and cash equivalents of approximately $171.1 million, including £74.3 million denominated in Sterling and €17.8 million denominated in Euro, and $1.5 billion of availability under our revolving credit facility, after deducting $701.8 million in commercial paper borrowings. In addition, there are approximately 6.7 million shares of common stock sold pursuant to forward sale confirmations which we currently project to settle during the three months ended March 31, 2023, representing approximately $0.4 billion in estimated net proceeds.
Earnings Guidance

Summarized below are approximate estimates of the key components of our 2023 earnings guidance:

2023 Guidance
Net income per share	$1.20 to $1.32
Real estate depreciation and impairments per share	$2.84
Other adjustments per share (1)	$(0.03)
Normalized FFO per share (2)	$4.01 to $4.13
AFFO per share (2)	$3.93 to $4.03
Same store rent growth	Over 1.25%
Occupancy	Over 98%
Cash G&A expenses (% of revenues) (3)(4)	3.0% - 3.5%
Property expenses (non-reimbursable) (% of revenues) (3)	1.0% - 1.5%
Income tax expenses	$55 to $65 million
Acquisition volume	Over $5.0 billion

(1) Includes merger and integration-related costs and our proportionate share of adjustments for unconsolidated entities.
(2) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT.
(3) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense.
(4) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.7% - 4.2% in 2023.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on February 22, 2023 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (877) 354-7102 (United States) or (412) 317-2517 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 9386830. The telephone replay will be available through March 1, 2023.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three months and year ended December 31, 2022, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2021 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a real estate investment trust ("REIT"), and its monthly dividends are supported by the cash flow from over 12,200 real estate properties primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 632 consecutive monthly dividends on its shares of common stock throughout its 54-year operating history and increased the dividend 119th times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio (including our growth strategies and our intention to acquire or dispose of additional properties and the timing of these acquisitions and dispositions), re-lease, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, guidance, and the intentions of management; and trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a REIT; general domestic and foreign business and economic or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; the continued evolution of the COVID-19 pandemic or future epidemics or pandemics, the measures taken to limit their spread, and the impacts on us, our business, our clients (including those in the theater and fitness industries), or the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT, Inc. will be achieved; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Steve Bakke, CFA
Vice President, Capital Markets & Investor Relations
(858) 284-5425
sbakke@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended 12/31/22	Ended 12/31/21	Ended 12/31/22	Ended 12/31/21
REVENUE
Rental (including reimbursable) (1)	$873,346	$679,000	$3,299,657	$2,064,958
Other	15,304	6,019	44,024	15,505
Total revenue	888,650	685,019	3,343,681	2,080,463

EXPENSES
Depreciation and amortization	438,174	333,229	1,670,389	897,835
Interest	131,290	100,739	465,223	323,644
Property (including reimbursable)	69,089	43,710	226,330	133,605
General and administrative	37,525	30,522	138,459	96,980
Provisions for impairment	9,481	7,990	25,860	38,967
Merger and integration-related costs	903	137,332	13,897	167,413
Total expenses	686,462	653,522	2,540,158	1,658,444
Gain on sales of real estate	9,346	20,402	102,957	55,798
Foreign currency and derivative gain (loss), net	2,692	1,880	(13,311)	710
Gain (loss) on extinguishment of debt	—	(46,722)	367	(97,178)
Equity in income and impairment of investment in unconsolidated entities	(113)	1,106	(6,448)	1,106
Other income, net (2)	23,604	6,432	30,511	9,949
Income before income taxes	237,717	14,595	917,599	392,404
Income taxes	(9,381)	(10,128)	(45,183)	(31,657)
Net income	228,336	4,467	872,416	360,747
Net income attributable to noncontrolling interests	(1,071)	(426)	(3,008)	(1,291)
Net income available to common stockholders	$227,265	$4,041	$869,408	$359,456

Funds from operations available to common stockholders (FFO)	$664,508	$326,163	$2,471,893	$1,240,580
Normalized funds from operations available to common stockholders (Normalized FFO)	$665,411	$463,495	$2,485,790	$1,407,993
Adjusted funds from operations available to common stockholders (AFFO)	$633,967	$486,047	$2,401,359	$1,488,753

Per share information for common stockholders:

Net income, basic and diluted	$0.36	$0.01	$1.42	$0.87

FFO, basic and diluted	$1.05	$0.63	$4.04	$2.99

Normalized FFO
Basic	$1.05	$0.89	$4.06	$3.40
Diluted	$1.05	$0.89	$4.06	$3.39

AFFO
Basic	$1.00	$0.94	$3.93	$3.59
Diluted	$1.00	$0.94	$3.92	$3.59

Cash dividends paid per common share	$0.7440	$0.7180	$2.9670	$2.8330
(1)Includes reserves to rental revenue of $14.9 million (of which $2.6 million was related to straight-line rent receivables) for the three months ended December 31, 2022 and $0.8 million of reserves to rental revenue, net of reserve reversals (of which $5.6 million was related to straight-line rent receivables), for the three months ended December 31, 2021. For the year ended December 31, 2022, we recorded reserves to rental revenue of $4.0 million (of which $1.7 million was related to straight-line rent receivables), and $14.7 million of reserves to rental revenue (of which $4.5 million was related to straight-line rent receivables), for the year ended December 31, 2021.
(2)The three months and years ended December 31, 2022 and 2021 include gains on insurance proceeds from recoveries on property losses in excess of our carrying value.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share and share count data)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months	Year	Year
	Ended 12/31/22	Ended 12/31/21	Ended 12/31/22	Ended 12/31/21

Net income available to common stockholders	$227,265	$4,041	$869,408	$359,456
Depreciation and amortization	438,174	333,229	1,670,389	897,835
Depreciation of furniture, fixtures and equipment	(536)	(352)	(2,014)	(1,026)
Provisions for impairment	9,481	7,990	25,860	38,967
Gain on sales of real estate	(9,346)	(20,402)	(102,957)	(55,798)
Proportionate share of adjustments for unconsolidated entities (1)	—	1,931	12,812	1,931
FFO adjustments allocable to noncontrolling interests	(530)	(274)	(1,605)	(785)
FFO available to common stockholders	$664,508	$326,163	$2,471,893	$1,240,580
FFO allocable to dilutive noncontrolling interests	1,410	—	3,979	—
Diluted FFO	$665,918	$326,163	$2,475,872	$1,240,580

FFO available to common stockholders	$664,508	$326,163	$2,471,893	$1,240,580
Merger and integration-related costs	903	137,332	13,897	167,413
Normalized FFO available to common stockholders	$665,411	$463,495	$2,485,790	$1,407,993
Normalized FFO allocable to dilutive noncontrolling interests	1,410	—	3,979	1,642
Diluted Normalized FFO	$666,821	$463,495	$2,489,769	$1,409,635

FFO per common share, basic and diluted	$1.05	$0.63	$4.04	$2.99

Normalized FFO per common share
Basic	$1.05	$0.89	$4.06	$3.40
Diluted	$1.05	$0.89	$4.06	$3.39

Distributions paid to common stockholders	$470,737	$371,179	$1,813,432	$1,169,026

FFO available to common stockholders in excess (deficit) of distributions paid to common stockholders	$193,771	$(45,016)	$658,461	$71,554

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$194,674	$92,316	$672,358	$238,967

Weighted average number of common shares used for FFO
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	414,769,846

Weighted average number of common shares used for normalized FFO
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	415,270,063
(1)Includes an other than temporary impairment of $8.5 million recognized during the year ended December 31, 2022 on our investment in unconsolidated entities, all of which were sold as of December 31, 2022.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share and share count data)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months	Year	Year
	Ended 12/31/22	Ended 12/31/21	Ended 12/31/22	Ended 12/31/21
Net income available to common stockholders	$227,265	$4,041	$869,408	$359,456
Cumulative adjustments to calculate Normalized FFO (1)	438,146	459,454	1,616,382	1,048,537
Normalized FFO available to common stockholders	665,411	463,495	2,485,790	1,407,993
(Gain) loss on extinguishment of debt	—	46,722	(367)	97,178
Amortization of share-based compensation	4,875	3,750	21,617	16,234
Amortization of net debt premiums and deferred financing costs (2)	(16,378)	(10,466)	(67,150)	(6,182)
Non-cash (gain) loss on interest rate swaps	(1,463)	726	718	2,905
Straight-line impact of cash settlement on interest rate swaps (3)	1,558	—	1,558	—
Leasing costs and commissions	(1,383)	(4,175)	(5,236)	(6,201)
Recurring capital expenditures	(128)	(787)	(587)	(1,202)
Straight-line rent and expenses, net	(35,248)	(25,082)	(120,252)	(61,350)
Amortization of above and below-market leases, net	15,777	14,424	63,243	37,970
Proportionate share of adjustments for unconsolidated entities	—	(1,948)	(4,239)	(1,948)
Other adjustments (4)	946	(612)	26,264	3,356
AFFO available to common stockholders	$633,967	$486,047	$2,401,359	$1,488,753
AFFO allocable to dilutive noncontrolling interests	1,420	—	4,033	1,619
Diluted AFFO	$635,387	$486,047	$2,405,392	$1,490,372

AFFO per common share
Basic	$1.00	$0.94	$3.93	$3.59
Diluted	$1.00	$0.94	$3.92	$3.59

Distributions paid to common stockholders	$470,737	$371,179	$1,813,432	$1,169,026

AFFO available to common stockholders in excess of distributions paid to common stockholders	$163,230	$114,868	$587,927	$319,727

Weighted average number of common shares used for AFFO:
Basic	633,373,847	519,116,544	611,765,815	414,535,283
Diluted	635,637,335	519,438,347	613,472,663	415,270,063
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps, over the term of the $750.0 million of 5.625% senior unsecured notes due October 13, 2032.
(4)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, foreign currency gain and loss as a result of intercompany debt and remeasurement transactions, and straight-line payments from cross-currency swaps.

HISTORICAL FFO AND AFFO
(in thousands, except per share and share count data)

For the three months ended December 31,	2022	2021	2020	2019	2018

Net income available to common stockholders	$227,265	$4,041	$117,931	$129,297	$85,072
Depreciation and amortization, net of furniture, fixtures and equipment	437,638	332,877	174,888	156,467	137,553
Provisions for impairment	9,481	7,990	23,790	8,950	1,235
Gain on sales of real estate	(9,346)	(20,402)	(22,667)	(14,168)	(5,825)
Proportionate share of adjustments for unconsolidated entities	—	1,931	—	—	—
FFO adjustments allocable to noncontrolling interests	(530)	(274)	(242)	(150)	(292)

FFO available to common stockholders	$664,508	$326,163	$293,700	$280,396	$217,743
Merger and integration-related costs	903	137,332	—	—	—

Normalized FFO available to common stockholders	$665,411	$463,495	$293,700	$280,396	$217,743

FFO per diluted share	$1.05	$0.63	$0.83	$0.85	$0.73

Normalized FFO per diluted share	$1.05	$0.89	$0.83	$0.85	$0.73

AFFO available to common stockholders	$633,967	$486,047	$297,654	$281,986	$236,813

AFFO per diluted share	$1.00	$0.94	$0.84	$0.86	$0.79

Cash dividends paid per share	$0.7440	$0.7180	$0.7020	$0.6810	$0.6615

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	635,637,335	519,438,347	355,050,977	329,364,027	298,609,734

For the year ended December 31,	2022	2021	2020	2019	2018

Net income available to common stockholders	$869,408	$359,456	$395,486	$436,482	$363,614
Depreciation and amortization, net of furniture, fixtures and equipment	1,668,375	896,809	676,450	593,396	539,130
Provisions for impairment	25,860	38,967	147,232	40,186	26,269
Gain on sales of real estate	(102,957)	(55,798)	(76,232)	(29,996)	(24,643)
Proportionate share of adjustments for unconsolidated entities	12,812	1,931	—	—	—
FFO adjustments allocable to noncontrolling interests	(1,605)	(785)	(817)	(477)	(1,113)

FFO available to common stockholders	$2,471,893	$1,240,580	$1,142,119	$1,039,591	$903,257
Merger and integration-related costs	13,897	167,413	—	—	—

Normalized FFO available to common stockholders	$2,485,790	$1,407,993	$1,142,119	$1,039,591	$903,257

FFO per diluted share	$4.04	$2.99	$3.31	$3.29	$3.12

Normalized FFO per diluted share	$4.06	$3.39	$3.31	$3.29	$3.12

AFFO available to common stockholders	$2,401,359	$1,488,753	$1,172,626	$1,050,015	$924,558

AFFO per diluted share	$3.92	$3.59	$3.39	$3.32	$3.19

Cash dividends paid per share	$2.9670	$2.8330	$2.7940	$2.7105	$2.6305

Weighted average diluted shares outstanding - FFO	613,472,663	414,769,846	345,878,377	316,601,350	289,923,984
Weighted average diluted shares outstanding -Normalized FFO and AFFO	613,472,663	415,270,063	345,878,377	316,601,350	289,923,984

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three months and year ended December 31, 2022 for our definition and an explanation of how we utilize these metrics.

	Three Months Ended
	December 31, 2022
Net income	$228,336
Interest	131,290
Income taxes	9,381
Depreciation and amortization	438,174
Provisions for impairment	9,481
Merger and integration-related costs	903
Gain on sales of real estate	(9,346)
Foreign currency and derivative gains, net	(2,692)
Gain on settlement of foreign currency forwards	2,139
Equity in income of investment in unconsolidated entities	113
Quarterly Adjusted EBITDAre	$807,779
Annualized Adjusted EBITDAre	$3,231,116
Annualized Pro Forma Adjustments (1)	$119,876
Annualized Pro Forma Adjusted EBITDAre	$3,350,992
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$17,935,539
Less: Cash and cash equivalents	(171,102)
Net Debt	$17,764,437
Net Debt/Annualized Adjusted EBITDAre	5.5	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.3	x
(1)Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. Annualized Pro Forma Adjustments consist of $120.4 million from properties we acquired or stabilized during the quarter and removes $0.5 million from properties we disposed of during the quarter.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share count data) (unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Real estate held for investment, at cost:
Land	$12,948,835	$10,753,750
Buildings and improvements	29,707,751	25,155,178
Total real estate held for investment, at cost	42,656,586	35,908,928
Less accumulated depreciation and amortization	(4,904,165)	(3,949,798)
Real estate held for investment, net	37,752,421	31,959,130
Real estate and lease intangibles held for sale, net	29,535	30,470
Cash and cash equivalents	171,102	258,579
Accounts receivable, net	567,963	426,768
Lease intangible assets, net	5,168,366	5,275,304
Goodwill	3,731,478	3,676,705
Investment in unconsolidated entities	—	140,967
Other assets, net	2,252,227	1,369,579
Total assets	$49,673,092	$43,137,502

LIABILITIES AND EQUITY
Distributions payable	$165,710	$146,919
Accounts payable and accrued expenses	399,137	351,128
Lease intangible liabilities, net	1,379,436	1,308,221
Other liabilities	774,787	759,197
Line of credit payable and commercial paper	2,729,040	1,551,376
Term loan, net	249,755	249,557
Mortgages payable, net	853,925	1,141,995
Notes payable, net	14,278,013	12,499,709
Total liabilities	20,829,803	18,008,102

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000,000 and 740,200,000 shares authorized, 660,300,195 and 591,261,991 shares issued and outstanding as of December 31, 2022 and 2021, respectively	34,159,509	29,578,212
Distributions in excess of net income	(5,493,193)	(4,530,571)
Accumulated other comprehensive income	46,833	4,933
Total stockholders’ equity	28,713,149	25,052,574
Noncontrolling interests	130,140	76,826
Total equity	28,843,289	25,129,400
Total liabilities and equity	$49,673,092	$43,137,502

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
2021	4.1%	23.0%	2.6%	41.3%	1.8%	20.9%	1.3%	28.7%	0.7%	21.4%
2022	4.7%	(7.3%)	4.0%	(24.9%)	2.1%	(6.9%)	1.8%	(18.1%)	1.1%	(33.1%)

Compound Average Annual Total Return (5)		14.6%		9.6%		10.4%		9.8%		9.7%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through December 31, 2022, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.